Exhibit 10.12

FIRST AMENDMENT TO

DEFERRED COMPENSATION AGREEMENT

First Amendment, dated as of September 23, 2008 (the “Amendment”), to the Deferred Compensation Agreement, dated as of February 27, 1979 (as amended, the “Deferred Compensation Agreement”), by and among The LaPorte Savings Bank (the “Bank”) and Lee A. Brady (the “Employee”). Capitalized terms which are not defined herein shall have the same meaning as set forth in the Deferred Compensation Agreement.

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Deferred Compensation Agreement to comply with the final regulations issued in April 2007 by the Internal Revenue Service under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Bank and the Employee hereby agree as follows:

Section 1. New Section 1(a) of the Deferred Compensation Agreement. A new Section 1(a) is hereby added to read in its entirety as follows:

“(a) Specified Employee means an employee who at the time of Retirement is a key employee of the Bank, if any stock of LaPorte Bancorp, Inc. is publicly traded on an established securities market or otherwise. For purposes of this Deferred Compensation Agreement, the Employee is a key employee if the Employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the 12-month period ending on December 31 (the “identification period”). If the Employee is a key employee during an identification period, the Employee is treated as a key employee for purposes of this Deferred Compensation Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.”

Section 2. New Section 1(b) of the Deferred Compensation Agreement. A new Section 1(b) is hereby added to read in its entirety as follows:

“(b) Retirement means termination of the Employee’s employment with the Bank for any reason other than death. Whether a Retirement has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Employee has been providing services to the Bank less than thirty-six (36) months).”

Section 3. New Section 1(c) of the Deferred Compensation Agreement. A new Section 1(c) is hereby added to read in its entirety as follows:

“(c) Restriction on Timing of Distributions. Notwithstanding any provision of this Amendment to the contrary, if the Employee is considered a Specified Employee, the provisions of this Section 1(c) shall govern all distributions hereunder. If benefit distributions which would otherwise be made to the Employee due to a Retirement are limited because the Employee is a Specified Employee, then such distributions shall not be made during the first six (6) months following Retirement. Rather, any distribution which would otherwise be paid to the Employee during such period shall be accumulated and paid to the Employee in a lump sum on the first day of the seventh month following the Retirement. All subsequent distributions shall be paid in the manner specified.”

Section 4. New Section 1(d) of the Deferred Compensation Agreement. A new Section 1(d) is hereby added to read in its entirety as follows:

“(d) Distributions Upon Income Inclusion Under Section 409A of the Code. If, pursuant to Code Section 409A, the Federal Insurance Contributions Act or other state, local or foreign tax, the Employee becomes subject to tax on the amounts deferred hereunder, then the Company may make a limited distribution to the Employee in accordance with the provisions of Treasury Regulations Section 1.409A-3(j)(4)(vi), (vii) and (xi). Any such distribution will decrease the Employee’s benefit hereunder.”

Section 5. Effectiveness. This Amendment shall be deemed effective as of January 1, 2005, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Deferred Compensation Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

Section 6. Governing Law. This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Indiana.

Section 7. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

Section 8. Compliance with Section 409A. This Deferred Compensation Agreement shall be interpreted and administered consistent with Section 409A of the Code.

IN WITNESS WHEREOF, the Bank and the Employee have duly executed this Amendment as of the day and year first written above.

EMPLOYEE	THE LAPORTE SAVINGS BANK

/s/ Lee A. Brady	By: /s/ Debra Varnak
Lee Brady	Title Senior V.P. Human Resources